Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan of Esterline Technologies Corporation of our reports dated December 21, 2012, with respect to the consolidated financial statements and schedule of Esterline Technologies Corporation and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation included in its Annual Report (Form 10-K) for the year ended October 26, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 6, 2013